Exhibit 99.1

MFA

FINANCIAL, INC.

350 Park Avenue

New York, New York 10022

PRESS RELEASE		FOR IMMEDIATE RELEASE

February 16, 2017		NEW YORK METRO

INVESTOR CONTACT:	InvestorRelations@mfafinancial.com	NYSE: MFA
212-207-6433
www.mfafinancial.com

MEDIA CONTACT:	Abernathy MacGregor
Tom Johnson, Andrew Johnson
212-371-5999

MFA Financial, Inc.

Announces Fourth Quarter 2016 Financial Results

NEW YORK - MFA Financial, Inc. (NYSE:MFA) today announced its financial results for the fourth quarter ended December 31, 2016.

Fourth Quarter 2016 and other highlights:

•                  MFA generated fourth quarter net income available to common shareholders of $68.9 million, or $0.18 per common share (based on 371.5 million weighted average common shares outstanding).  As of December 31, 2016, book value per common share was $7.62.

•                  On January 31, 2017, MFA paid its fourth quarter 2016 dividend of $0.20 per share of common stock to shareholders of record as of December 28, 2016.

•                  MFA acquired $455.3 million of  3 year step-up securities, $98.4 million of credit sensitive residential whole loans and $54.5 million of Credit Risk Transfer securities during the quarter.  Additionally,  MFA was an opportunistic seller of Legacy Non-Agency MBS during the quarter.

William Gorin, MFA’s CEO, said, “In the fourth quarter, we continued to execute our strategy of targeted investment within the residential mortgage universe with a focus on credit sensitive assets.  We acquired 3 year step-up securities, credit sensitive residential whole loans and Credit Risk Transfer securities during the quarter.  Further, we opportunistically sold $20.6 million of Non-Agency MBS issued prior to 2008 (“Legacy Non-Agency MBS”), realizing gains of $9.8 million for the quarter.  This is the eighteenth consecutive quarter we have realized gains through selected sales of Legacy Non-Agency MBS based on our projections of future cash flows relative to market pricing. We did not acquire any Agency MBS or Legacy Non-Agency MBS in this quarter.

“MFA remains well-positioned to generate attractive returns despite historically low interest rates.  Through asset selection and hedging strategy, the estimated net effective duration, a gauge of MFA’s interest rate sensitivity, remains low and measured 0.71 at quarter-end.  Despite recent interest rate increases, MFA’s book value per common share was little changed at $7.62 versus $7.64 at the end of the third quarter.  Leverage, which reflects the ratio of our financing obligations to equity, was 3.1:1 at quarter-end.”

Craig Knutson, MFA’s President and COO, added, “MFA’s portfolio asset selection process continues to emphasize residential mortgage credit exposure while seeking to minimize sensitivity to interest rates.  As housing prices maintain their upward trend and borrowers repair their credit and balance sheets, MFA’s Legacy Non-Agency MBS portfolio continues to outperform our credit assumptions.  In the fourth quarter of 2016, we reduced our credit reserve by $4.3 million.  Also, our credit sensitive residential whole loans offer additional exposure to residential mortgage credit while affording us the opportunity to improve outcomes through sensible and effective servicing decisions.”

MFA’s Legacy Non-Agency MBS had a face amount of $3.6 billion with an amortized cost of $2.6 billion and a net purchase discount of $970.8 million at December 31, 2016.  This discount consists of a $694.2 million credit reserve and other-than-temporary impairments and a $276.5 million net accretable discount.  We believe this credit reserve appropriately factors in remaining uncertainties regarding underlying mortgage performance and the potential impact on future cash flows.  Our Legacy Non-Agency MBS loss adjusted yield of 8.24% for the fourth quarter is based on projected defaults equal to 21% of underlying loan balances.  On average, these loans are approximately ten years seasoned and approximately 12.5% are currently 60 or more days delinquent.

The Agency MBS portfolio had an average amortized cost basis of 103.8% of par as of December 31, 2016, and generated a 1.92% yield in the fourth quarter.  The Legacy Non-Agency MBS portfolio had an average amortized cost of 72.7% of par as of December 31, 2016, and generated a loss-adjusted yield of 8.24% in the fourth quarter.  At the end of the fourth quarter, MFA held approximately $2.7 billion of the senior most tranches of 3 year step-up securities.  These securities had an amortized cost of  99.9% of par and generated a 3.94% yield for the quarter.

In addition, at December 31, 2016, our investments in credit sensitive residential whole loans totaled $1.4 billion.  Of this amount, $590.5 million is recorded at carrying value, or 86.2% of the interest-bearing unpaid principal balance, and generated a loss-adjusted yield of 5.99% (5.61% net of servicing costs) during the quarter, and $814.7 million is recorded at fair value on our consolidated balance sheet.  On this portion of the portfolio, we recorded gains for the quarter of approximately $14.6 million, primarily reflecting changes in the fair value of the underlying loans and coupon interest payments received during the quarter.

For the three months ended December 31, 2016, MFA’s costs for compensation and benefits and other general and administrative expenses were $11.6 million, or an annualized 1.53% of stockholders’ equity as of December 31, 2016.

The following table presents the weighted average prepayment speed on MFA’s MBS portfolio.

Table 1

	Fourth Quarter 2016 Average CPR	Third Quarter 2016 Average CPR
Agency MBS	15.9%	16.7%
Legacy Non-Agency MBS	17.3%	15.9%
3 Year Step-up securities (1)	25.6%	32.2%

(1)   All principal payments are considered to be prepayments for conditional prepayment rate (“CPR”) purposes.  3 year step-up securities are securitized financial instruments that are primarily backed by securitized re-performing and non-performing Loans.  The majority of these securities are structured such that the coupon increases up to 300 basis points at 36 months from issuance or sooner.

As of December 31, 2016, under its swap agreements, MFA had a weighted average fixed-pay rate of interest of 1.87% and a floating receive rate of 0.72% on notional balances totaling $2.9 billion, with an average maturity of 35 months.

The following table presents MFA’s asset allocation as of December 31, 2016, and the fourth quarter 2016 yield on average interest earning assets, average cost of funds and net interest rate spread for the various asset types.

Table 2

ASSET ALLOCATION

At December 31, 2016	Agency MBS	Legacy Non-Agency MBS	3 Year Step- Up Securities	Residential Whole Loans, at Carrying Value	Residential Whole Loans, at Fair Value	Other, net (1)	Total
($ in Thousands)
Fair Value/Carrying Value	$3,738,497	$3,171,125	$2,654,691	$590,540	$814,682	$895,089	$11,864,624
Less Repurchase Agreements	(3,095,020)	(2,195,509)	(2,078,684)	(343,063)	(488,787)	(271,205)	(8,472,268)
Less FHLB advances	(215,000)	—	—	—	—	—	(215,000)
Less Senior Notes	—	—	—	—	—	(96,733)	(96,733)
Equity Allocated	$428,477	$975,616	$576,007	$247,477	$325,895	$527,151	$3,080,623
Less Swaps at Market Value	—	—	—	—	—	(46,721)	(46,721)
Net Equity Allocated	$428,477	$975,616	$576,007	$247,477	$325,895	$480,430	$3,033,902
Debt/Net Equity Ratio (2)	7.7x	2.3x	3.6x	1.4x	1.5x	—	3.1x

For the Quarter Ended December 31, 2016
Yield on Average Interest Earning Assets (3)	1.92%	8.24%	3.94%	5.99%	N/A	—%	4.34%
Less Average Cost of Funds (4)	(1.41)	(3.01)	(2.16)	(3.02)	(3.12)	—	(2.22)
Net Interest Rate Spread	0.51%	5.23%	1.78%	2.97%	N/A	—%	2.12%

(1) Includes cash and cash equivalents and restricted cash of $318.6 million, securities obtained and pledged as collateral, $404.9 million of CRT securities, other assets, obligation to return securities obtained as collateral and other liabilities.

(2) Represents the sum of borrowings under repurchase agreements and Federal Home Loan Bank advances as a multiple of net equity allocated.  The numerator of our Total Debt/Net Equity Ratio also includes the obligation to return securities obtained as collateral of $510.8 million, Senior Notes and repurchase agreements financing CRT security purchases.

(3) Yields reported on our interest earning assets are calculated based on the interest income recorded and the average amortized cost for the quarter of the respective asset.  At December 31, 2016, the amortized cost of our interest earning assets were as follows: Agency MBS - $3,719,037; Legacy Non-Agency MBS - $2,582,308; 3 year step-up securities - $2,651,915; and Residential Whole Loans at carrying value - $590,540. In addition, the yield for residential whole loans at carrying value was 5.61% net of 38 basis points of servicing fee expense incurred during the quarter.  For GAAP reporting purposes, such expenses are included in Loan servicing and other related operating expenses in our statement of operations.  Interest payments received on residential whole loans at fair value is reported in Other Income as Net gain on residential whole loans held at fair value in our statement of operations.  Accordingly, no yield is presented as such loans are not included in interest earning assets for reporting purposes.

(4) Average cost of funds includes interest on repurchase agreements and other advances, the cost of swaps and Senior Notes.  Agency cost of funds includes 65 basis points and Legacy Non-Agency cost of funds includes 69 basis points associated with swaps to hedge interest rate sensitivity on these assets.

At December 31, 2016, MFA’s $6.9 billion of Agency and Legacy Non-Agency MBS were backed by Hybrid, adjustable and fixed-rate mortgages.  Additional information about these MBS, including average months to reset and three-month average CPR, is presented below:

Table 3

	Agency MBS			Legacy Non-Agency MBS (1)			Total (1)
($ in Thousands) Time to Reset	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value	Average Months to Reset (3)	3 Month Average CPR (4)	Fair Value (2)	Average Months to Reset (3)	3 Month Average CPR (4)
< 2 years (5)	$1,789,859	7	18.8%	$2,132,993	5	16.9%	$3,922,852	6	17.7%
2-5 years	384,703	33	19.8	—	—	—	384,703	33	19.8
> 5 years	121,870	69	14.4	—	—	—	121,870	69	14.4
ARM-MBS Total	$2,296,432	15	18.7%	$2,132,993	5	16.9%	$4,429,425	10	17.8%
15-year fixed (6)	$1,439,461		11.5%	$5,856		4.3%	$1,445,317		11.5%
30-year fixed (6)	—		—	1,021,505		18.1	1,021,505		18.1
40-year fixed (6)	—		—	10,771		21.0	10,771		21.0
Fixed-Rate Total	$1,439,461		11.5%	$1,038,132		18.0%	$2,477,593		14.5%
MBS Total	$3,735,893		15.9%	$3,171,125		17.3%	$6,907,018		16.6%

(1) Excludes $2.7 billion of 3 year step-up securities. Refer to Table 4 for further information.

(2) Does not include principal payments receivable of $2.6 million.

(3) Months to Reset is the number of months remaining before the coupon interest rate resets. At reset, the MBS coupon will adjust based upon the underlying benchmark interest rate index, margin and periodic or lifetime caps.  Months to Reset does not reflect scheduled amortization or prepayments.

(4) 3 month average CPR weighted by positions as of beginning of each month in the quarter.

(5) Includes floating rate MBS that may be collateralized by fixed-rate mortgages.

(6) Information presented based on data available at time of loan origination.

Table 4

The following table presents certain information about our 3 year step-up securities portfolio at December 31, 2016:

Underlying collateral	Fair Value	Net Coupon	Months to Step-Up (1)	Current Credit Support (2)	Original Credit Support	3 Month Average Bond CPR (3)
($ in Thousands)
Re-Performing loans	$317,064	3.60%	13	41%	37%	23.4%
Non-Performing loans and other	2,337,627	3.97	20	47	45	25.9
Total 3 year step-up securities	$2,654,691	3.92%	19	46%	44%	25.6%

(1)   Months to step-up is the weighted average number of months remaining before the coupon interest rate increases pursuant to the first coupon reset.  We anticipate that the securities will be redeemed prior to the step-up date.

(2)   Credit Support for a particular security is expressed as a percentage of all outstanding mortgage loan collateral.  A particular security will not be subject to principal loss as long as credit enhancement is greater than zero.

(3)   All principal payments are considered to be prepayments for CPR purposes.

Webcast

MFA Financial, Inc. plans to host a live audio webcast of its investor conference call on Thursday, February 16, 2017, at 11:00 a.m. (Eastern Time) to discuss its fourth quarter 2016 financial results. The live audio webcast will be accessible to the general public over the internet at http://www.mfafinancial.com through the “Webcasts & Presentations” link on MFA’s home page.  To listen to the conference call over the internet, please go to the MFA website at least 15 minutes before the call to register and to download and install any needed audio software.  Earnings presentation materials will be posted on the MFA website prior to the conference call and an audio replay will be available on the website following the call.

Cautionary Language Regarding Forward-Looking Statements

When used in this press release or other written or oral communications, statements which are not historical in nature, including those containing words such as “will,” “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “could,” “would,” “should,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: changes in interest rates and the market value of MFA’s MBS; changes in the prepayment rates on the mortgage loans securing MFA’s MBS, an increase of which could result in a reduction of the yield on MBS in our portfolio and could require us to reinvest the proceeds received by us as a result of such prepayments in MBS with lower coupons; credit risks underlying MFA’s assets, including changes in the default rates and management’s assumptions regarding default rates on the mortgage loans securing MFA’s Non-Agency MBS and relating to MFA’s residential whole loan portfolio; MFA’s ability to borrow to finance its assets and the terms, including the cost, maturity and other terms, of any such borrowings; implementation of or changes in government regulations or programs affecting MFA’s business; MFA’s estimates regarding taxable income, the actual amount of which is dependent on a number of factors, including, but not limited to, changes in the amount of interest income and financing costs, the method elected by MFA to accrete the market discount on Non-Agency MBS and residential whole loans and the extent of prepayments, realized losses and changes in the composition of MFA’s Agency MBS, Non-Agency MBS and residential whole loan portfolios that may occur during the applicable tax period, including gain or loss on any MBS disposals and whole loan modification, foreclosure and liquidation; the timing and amount of distributions to stockholders, which are declared and paid at the discretion of MFA’s Board of Directors and will depend on, among other things, MFA’s taxable income, its financial results and overall financial condition and liquidity, maintenance of its REIT qualification and such other factors as the Board deems relevant; MFA’s ability to maintain its qualification as a REIT for federal income tax purposes; MFA’s ability to maintain its exemption from registration under the Investment Company Act of 1940, as amended (or the “Investment Company Act”), including statements regarding the Concept Release issued by the Securities and Exchange Commission (“SEC”) relating to interpretive issues under the Investment Company Act with respect to the status under the Investment Company Act of certain companies that are engaged in the business of acquiring mortgages and mortgage-related interests; MFA’s ability to successfully implement its strategy to grow its residential whole loan portfolio; expected returns on our investments in non-performing residential whole loans (“NPLs”), which are affected by, among other things, the length of time required to foreclose upon, sell, liquidate or otherwise reach a resolution of the property underlying the NPL, home price values, amounts advanced to carry the asset (e.g., taxes, insurance, maintenance expenses, etc. on the underlying property) and the amount ultimately realized upon resolution of the asset; and risks associated with investing in real estate assets, including changes in business conditions and general economic conditions. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that MFA files with the SEC, could cause MFA’s actual results to differ materially from those projected in any forward-looking statements it makes. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect MFA. Except as required by law, MFA is not obligated to, and does not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MFA FINANCIAL, INC.

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Amounts)	December 31, 2016	December 31, 2015
	(Unaudited)
Assets:
Mortgage-backed securities (“MBS”) and credit risk transfer (“CRT”) securities:
Agency MBS, at fair value ($3,540,401 and $4,532,094 pledged as collateral, respectively)	$3,738,497	$4,752,244
Non-Agency MBS, at fair value ($4,978,199 and $4,874,372 pledged as collateral, respectively)	5,651,412	5,822,519
Non-Agency MBS transferred to consolidated variable interest entities (“VIEs”), at fair value	174,404	598,298
CRT securities, at fair value ($357,488 and $170,352 pledged as collateral, respectively)	404,850	183,582
Securities obtained and pledged as collateral, at fair value	510,767	507,443
Residential whole loans, at carrying value ($427,880 and $93,692 pledged as collateral, respectively)	590,540	271,845
Residential whole loans, at fair value ($734,331, and $585,971 pledged as collateral, respectively)	814,682	623,276
Cash and cash equivalents	260,112	165,007
Restricted cash	58,463	71,538
Other assets	280,295	166,799
Total Assets	$12,484,022	$13,162,551

Liabilities:
Repurchase agreements and other advances	$8,687,268	$9,387,622
Obligation to return securities obtained as collateral, at fair value	510,767	507,443
8% Senior Notes due 2042 (“Senior Notes”)	96,733	96,697
Other liabilities	155,352	203,528
Total Liabilities	$9,450,120	$10,195,290

Stockholders’ Equity:
Preferred stock, $.01 par value; 7.50% Series B cumulative redeemable; 8,050 shares authorized; 8,000 shares issued and outstanding ($200,000 aggregate liquidation preference)	$80	$80
Common stock, $.01 par value; 886,950 shares authorized; 371,854 and 370,584 shares issued and outstanding, respectively	3,719	3,706
Additional paid-in capital, in excess of par	3,029,062	3,019,956
Accumulated deficit	(572,641)	(572,332)
Accumulated other comprehensive income	573,682	515,851
Total Stockholders’ Equity	$3,033,902	$2,967,261
Total Liabilities and Stockholders’ Equity	$12,484,022	$13,162,551

MFA FINANCIAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		For the Year Ended December 31,
(In Thousands, Except Per Share Amounts)	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income:
Agency MBS	$18,523	$24,804	$83,069	$105,835
Non-Agency MBS	77,914	76,381	319,030	317,821
Non-Agency MBS transferred to consolidated VIEs	3,171	10,957	15,610	45,749
CRT securities	4,873	2,096	14,770	6,572
Residential whole loans held at carrying value	7,804	4,219	23,916	16,036
Cash and cash equivalent investments	243	42	774	130
Interest Income	$112,528	$118,499	$457,169	$492,143

Interest Expense:
Repurchase agreements and other advances	$47,859	$44,181	$184,986	$166,918
Senior Notes and other interest expense	2,009	2,275	8,369	10,030
Interest Expense	$49,868	$46,456	$193,355	$176,948

Net Interest Income	$62,660	$72,043	$263,814	$315,195

Other-Than-Temporary Impairments:
Total other-than-temporary impairment losses	$—	$—	$(1,255)	$(525)
Portion of loss recognized in/(reclassed from) other comprehensive income	—	—	770	(180)
Net Impairment Losses Recognized in Earnings	$—	$—	$(485)	$(705)

Other Income, net:
Net gain on residential whole loans held at fair value	$14,632	$6,899	$59,684	$17,722
Gain on sales of MBS	9,768	9,652	35,837	34,900
Other, net	1,281	(831)	13,802	(1,457)
Other Income, net	$25,681	$15,720	$109,323	$51,165

Operating and Other Expense:
Compensation and benefits	$7,774	$6,534	$29,281	$26,293
Other general and administrative expense	3,823	4,080	16,331	15,752
Loan servicing and other related operating expenses	4,107	3,678	14,372	10,384
Operating and Other Expense	$15,704	$14,292	$59,984	$52,429

Net Income	$72,637	$73,471	$312,668	$313,226
Less Preferred Stock Dividends	3,750	3,750	15,000	15,000
Net Income Available to Common Stock and Participating Securities	$68,887	$69,721	$297,668	$298,226

Earnings per Common Share - Basic and Diluted	$0.18	$0.19	$0.80	$0.80

Dividends Declared per Share of Common Stock	$0.20	$0.20	$0.80	$0.80